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                                   EXHIBIT 23

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in Registration Statements Nos. 33-40136, 33-64217, and 33-60563 (as amended) on Form S-3, Registration Statement Nos. 33-22581 (as amended), 33-22930, 33-36303, 33-52715, 33-63554, and 33-65383 on Form S-8, and Registration Statement No. 33-52573 on Form S-1 of USG Corporation and subsidiaries (the "Corporation") of our report dated February 10, 2004 (which report expresses an unqualified opinion and includes explanatory paragraphs referring to (i) matters which raise substantial doubt about the Corporation's ability to continue as a going concern; (ii) changes in methods of accounting for asset retirement obligations and goodwill and other intangible assets due to the Corporation's adoption of Statement of Financial Accounting Standards (SFAS) No. 143, "Accounting for Asset Retirement Obligations" in 2003, and SFAS No. 142, "Goodwill and Other Intangible Assets" in 2002; and (iii) the application of procedures relating to certain disclosures of financial statement amounts related to the 2001 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures), included in this Form 10-K for the year ended December 31, 2003.

DELOITTE & TOUCHE LLP

Chicago, Illinois
February 24, 2004

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